Exhibit 99.1
Contact:
McDavid Stilwell
GTx, Inc.
Director, Corporate Communications & Financial Analysis
901-523-9700
GTx Announces Reduction in Force
Company realigns cost structure following delay in potential commercialization of toremifene 80 mg
MEMPHIS, TENN. — December 11, 2009 —GTx, Inc. (Nasdaq: GTXI) today announced a reduction in force reflecting the delay in the potential commercialization of toremifene 80 mg to reduce fractures in men with prostate cancer on androgen deprivation therapy (ADT).
“The delay of the commercialization of toremifene 80 mg has forced us to make difficult choices,” said Dr. Mitchell S. Steiner, CEO of GTx. “We appreciate the contributions the employees affected by today’s announcement have made to GTx and are grateful for their efforts and dedication.”
The reduction in force, effective immediately, represents approximately 28% of the total workforce. Employees affected by the reduction in force will be eligible for severance pay and continuation of medical benefits. Employees remaining with the company will not receive an increase in base salaries for 2010 or any bonus compensation for 2009.
GTx is retaining its senior commercial and medical leadership team in order to remain prepared for the potential commercialization of toremifene 80 mg to reduce fractures in men with prostate cancer on ADT, toremifene 20 mg for the prevention of prostate cancer in high risk men and potentially other product candidates. GTx expects to provide an update on the status of the toremifene 80 mg clinical development program after it has met with the United States Food and Drug Administration and completed an assessment of the most appropriate path forward.
GTx expects to record a charge of approximately $1.1 million related to the workforce reduction in the fourth quarter of 2009.
About GTx
GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules that selectively target hormone pathways to prevent and treat cancer, fractures and bone loss, muscle loss and other serious medical conditions. GTx is pursuing marketing approval in the United States for toremifene 80 mg to reduce fractures in men with prostate cancer on ADT. In October 2009, GTx received a Complete Response Letter from the United States Food and Drug Administration regarding its NDA for toremifene 80 mg. GTx is also developing toremifene 20 mg in an ongoing pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade prostatic intraepithelial neoplasia. GTx has licensed to Ipsen Developments Limited exclusive rights in the European Union, Switzerland, Norway, Iceland, Lichtenstein, and the Commonwealth of Independent States to develop and commercialize toremifene for all indications which GTx has licensed from Orion Corporation. In December 2007, GTx and Merck & Co., Inc. entered into a collaboration to discover and develop selective androgen receptor modulators, or SARMs, a new class of drugs with the potential to treat chronic sarcopenia, which is the loss of skeletal muscle mass resulting in reduced physical strength and ability to perform activities of daily living and other musculoskeletal wasting or muscle loss conditions, including muscle loss in patients with chronic obstructive pulmonary disease. GTx and Merck are evaluating multiple SARM product candidates, including Ostarine™ (designated by Merck as MK-2866) and MK-0773, for a variety of musculoskeletal wasting indications. GTx is also developing GTx-758, an oral luteinizing hormone inhibitor for the treatment of advanced prostate cancer.

Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements include, but are not limited to, statements relating to GTx’s plans to continue to pursue the development of and marketing approval for, and the potential commercialization of, toremifene 80 mg, the continued development and potential commercialization of GTx’s other product candidates, the estimated charge related to the reduction in force, and statements related to future compensation matters. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx and its collaboration partners will not be able to commercialize their product candidates if clinical trials do not demonstrate safety and efficacy in humans, including in any additional clinical trials that GTx may conduct in connection with the NDA for toremifene 80 mg to reduce fractures in men with prostate cancer on ADT; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates, including toremifene 80 mg to reduce fractures in men with prostate cancer on ADT or toremifene 20 mg for the prevention of prostate cancer in high risk men, in a timely manner or at all; (iii) that clinical trials being conducted or planned to be conducted by GTx and its collaboration partners may not be initiated or completed on schedule, or at all, or may otherwise be suspended or terminated; (iv) related to GTx’s dependence on its collaboration partners for product candidate development and commercialization efforts; (v) related to GTx’s reliance on third parties to manufacture its product candidates and to conduct its clinical trials; and (vi) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q filed with the SEC on November 9, 2009 contains under the heading, “Risk Factors,” a more comprehensive description of these and other risks to which GTx is subject. In addition, GTx’s workforce reduction costs may be greater than anticipated, and GTx may also incur other charges related to the reduction in force not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction. Furthermore, the workforce reduction and any future workforce and expense reductions, including those affecting compensation matters, may have an adverse impact on GTx’s development and commercialization activities and GTx’s ability to retain key personnel. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.